Exhibit 3.1

CERTIFICATE OF AMENDMENT OF THE
SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF EFJ, INC.

EFJ, Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.             Article I of the Seconded Amended and Restated Certificate of Incorporation of the Corporation is amended to read in full as follows:

“Article I:  The name of the Corporation is EF Johnson Technologies, Inc.”

2.             That said amendment has been duly adopted in accordance with Sections 242 and 222 of the Delaware General Corporation Law (“DGCL”) by:

(a)  the adoption of resolutions of the Board of Directors of the Corporation; and

(b)  the adoption of resolutions by the holders of a majority of the outstanding shares of capital stock entitled to vote thereon.

IN WITNESS WHEREOF, said EFJ, Inc. has caused this Certificate of Amendment to be signed this 28th day of May, 2008.

EFJ, Inc.
a Delaware corporation

By:	/s/ Elaine Flud Rodriguez
Elaine Flud Rodriguez
Senior Vice President, Secretary and General Counsel